Connecticut Water Service, Inc.	Exhibit 99.1
93 West Main Street, Clinton, CT 06413	NEWS

Connecticut Water Service Inc. names David C. Benoit president and CEO and Robert J. Doffek chief financial officer, treasurer and controller

Clinton, Conn., — March 7, 2018 — The board of directors of Connecticut Water Service Inc. (CTWS or the company) announced today that David C. Benoit has been named president and CEO of the company effective immediately. Benoit has served as interim president and CEO since Sept. 28, 2017. Richard Knowlton will continue as president of the company’s Maine operating subsidiary, Maine Water Company.
“David has demonstrated great leadership and abilities as interim president and CEO,” stated Carol P. Wallace, CTWS’s chairman. She continued, “The board is confident that under his leadership the company will continue to provide world-class customer service, value its employees and deliver consistent financial performance.”
Benoit, who is a certified public accountant and holds an MBA from the University of Hartford and an undergraduate degree from Central Connecticut State University, has been the company’s senior vice president, chief financial officer (CFO) and treasurer. He has more than 30 years of experience with regulated utility companies, including gas and electric, and was CFO at CTWS for 21 years before becoming interim president. He played a key role in the more than 30 acquisitions that CTWS completed during his tenure as CFO, including the large acquisitions in Maine in 2012 and two acquisitions in Connecticut in 2017.
“I am honored to serve with an outstanding team of employees at the company,” said Benoit. “Across our organization, from Connecticut to Maine, our people are passionate about providing safe drinking water to customers, being good stewards of natural resources entrusted to us and delivering value for our shareholders.”
The board of directors also named Robert J. Doffek as CFO, Treasurer and Controller effective immediately. Doffek has served as controller at CTWS since April 2016. Benoit said, “Bob has more than 30 years’ experience in the accounting and finance aspects of regulated utilities. Further, over the past two years at CTWS, he has proven himself to be an exceptional leader and has developed an efficient and dedicated team.”

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About CTWS
CTWS is one of the 10 largest U.S.-based publicly traded water utilities, and it is listed on the Nasdaq Global Select Market under the ticker symbol CTWS. Through its regulated utility subsidiaries, CTWS serves more than 135,000 water customers, or more than 425,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.
Since January 2012, CTWS has grown its customer base by more than 45 percent, or more than 44,000 customers, primarily through large acquisitions in Maine in 2012 and acquisitions of Heritage Village Water Company and Avon Water Company in Connecticut in 2017.
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This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s results of operations, financial position and long-term strategy. These forward-looking statements are based on current information and expectations and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
News media contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016